Exhibit 99.1

Unifi Announces Third Quarter Fiscal 2018 Results

Multiple headwinds weigh on profitability;

company remains confident in growth strategy as international revenue momentum continues

GREENSBORO, N.C., April 25, 2018 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in synthetic and recycled yarns, today released operating results for the third quarter ended March 25, 2018.

Third Quarter Fiscal 2018 Overview

•

Net sales increased $5.0 million, or 3.1%, to $165.9 million, compared to $160.9 million for the third quarter of fiscal 2017, and increased $4.6 million, or 2.9%, when excluding the impact of foreign currency translation;

•	Revenues from premium value-added (“PVA”) products grew 17% compared to the third quarter of fiscal 2017, and represented approximately 44% of consolidated net sales;
•	Gross margin of 10.0%, compared to 13.1% for the third quarter of fiscal 2017, impacted by elevated raw material costs and volume and sales mix challenges;
•

Operating income of $1.6 million, compared to $9.1 million for the third quarter of fiscal 2017, impacted by a decline in gross profit, an increase in selling, general and administrative expenses, and foreign currency losses;

•	Diluted EPS of $0.01, compared to $0.50 for the third quarter of fiscal 2017; and
•	Fiscal 2018 profitability outlook lowered to account for third quarter results and expected continuation into the fourth quarter of raw material cost and domestic yarn demand challenges.

“As we previously announced, our performance during the third quarter was below our expectations,” said Kevin Hall, Chairman and CEO of Unifi.  “We were unable to counterbalance large headwinds that significantly weighed on short-term profitability. Persistently rising raw material costs, the difficult domestic landscape, sales mix challenges and foreign currency losses were the primary drivers of the disappointing bottom-line performance. In a heightened raw material cost environment, our pricing actions tend to lag behind the cost increases, but we believe we can correct this imbalance as raw material prices stabilize.”

Hall continued, “We remain committed in our efforts to expand our commercial capabilities as cost effectively as possible, while continuing to secure our position as the sustainability partner of choice, with a constant focus on recycling and innovation. We are focused on driving both top-line and bottom-line growth over the long-term, which will help us deliver on our goal of maximizing long-term shareholder value.”

Third Quarter Fiscal 2018 Operational Review

Net sales were $165.9 million for the third quarter of fiscal 2018, compared to $160.9 million for the third quarter of fiscal 2017.  Revenue growth was driven by an overall increase in sales volume, led by PVA product sales in Asia. Gross margin was 10.0% for the third quarter of fiscal 2018, compared to 13.1% for the third quarter of fiscal 2017.  The decrease in gross margin was driven primarily by elevated raw material costs and volume and sales mix challenges in a highly competitive domestic environment.

Operating income declined $7.5 million to $1.6 million in the third quarter of fiscal 2018, from $9.1 million in the third quarter of fiscal 2017.  The decline in operating income was primarily due to a reduction in gross profit in the Polyester and Nylon segments, which accounted for $5.0 million of the decline and was partially offset by higher gross profit in the International segment.  Foreign exchange losses in the quarter totaled $0.6 million compared to gains of $0.9 million in the same prior year period.  Selling, general and administrative expenses increased $0.8 million from the same prior year period as a result of investments in the Company’s commercial capabilities.

Net income was $0.2 million for the third quarter of fiscal 2018, compared to $9.2 million for the third quarter of fiscal 2017.  Net income for the third quarter of fiscal 2018 was driven lower by domestic operating results, foreign currency losses, lower earnings from Parkdale America, LLC (“PAL”) and a higher effective tax rate. Net income for the third quarter of fiscal 2017 benefited from research and development tax credits and foreign currency gains. Diluted EPS was $0.01 for the third quarter of fiscal 2018 and $0.50 for the third quarter of fiscal 2017.

Adjusted EBITDA was $7.3 million for the third quarter of fiscal 2018, compared to $14.4 million for the third quarter of fiscal 2017. The decrease in Adjusted EBITDA resulted primarily from the combination of rising raw material costs, domestic volume and sales mix challenges, and foreign currency losses that could not be offset quickly enough with higher selling prices and cost mitigation measures. Adjusted EBITDA is a non-GAAP financial measure. The schedules included in this press release reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure.

Net debt (debt principal less cash and cash equivalents) was $85.8 million at March 25, 2018, compared to $94.0 million at June 25, 2017, as cash and cash equivalents grew from $35.4 million at June 25, 2017 to $40.6 million at March 25, 2018.

Unifi Announces Third Quarter Fiscal 2018 Results	2

First Nine Months of Fiscal 2018 Operational Review

Net sales were $497.6 million for the first nine months of fiscal 2018, compared to $476.0 million for the first nine months of fiscal 2017. Gross margin was 12.6% for the first nine months of fiscal 2018, compared to 14.0% for the first nine months of fiscal 2017. Operating income was $19.5 million for the first nine months of fiscal 2018, compared to $30.7 million for the first nine months of fiscal 2017.

Net income was $20.9 million for the first nine months of fiscal 2018, compared to $23.2 million for the first nine months of fiscal 2017.  Net income for the first nine months of fiscal 2018 included a $3.8 million tax benefit due to the reversal of a valuation allowance on certain historical net operating losses, higher operating expenses, and foreign currency losses, while net income for the first nine months of fiscal 2017 included a loss on sale of business of $1.7 million, research and development tax credits and foreign currency gains. For the first nine months of fiscal 2018, Diluted EPS and Adjusted EPS were $1.12 and $0.92, respectively. For the first nine months of fiscal 2017, Diluted EPS and Adjusted EPS were $1.26 and $1.35, respectively.

Adjusted EPS does not include separate consideration for the impact of the federal tax reform legislation signed into law in December 2017. Adjusted EPS is a non-GAAP financial measure. The schedules included in this press release reconcile Adjusted EPS to the most directly comparable GAAP financial measure. Adjusted EBITDA was $37.0 million for the first nine months of fiscal 2018, compared to $46.8 million for the first nine months of fiscal 2017, reflecting, primarily, higher operating expenses and comparatively worse foreign currency impacts.

Revised Fiscal 2018 Outlook

Based on the Company’s most recent results and the ongoing presence of elevated raw material costs, the Company has updated its fiscal 2018 outlook. The Company continues to expect sales volume growth driving revenue growth in the low-to-mid single digit percentage range for the year. However, many of the challenges that impacted the third quarter’s profitability remain ongoing. Thus, while fourth quarter profitability is expected to improve over third quarter results, the Company expects fiscal 2018 Operating income and Adjusted EBITDA to be well below fiscal 2017 results. Capital expenditures are expected to total $28 million, which is $2 million below the prior outlook, and the ongoing effective tax rate is still expected to be in the mid-20% range.

Unifi Announces Third Quarter Fiscal 2018 Results	3

Third Quarter Fiscal 2018 Earnings Conference Call

The Company will provide additional commentary regarding its third quarter fiscal 2018 results and other developments during its earnings conference call on April 25, 2018, at 8:30 a.m. Eastern Time.  The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com.  Additional supporting materials and information related to the call will also be available on the Company’s website.

###

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world’s leading innovators in manufacturing synthetic and recycled performance fibers. The Company’s proprietary technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi’s proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 10 billion plastic bottles into recycled fiber for new clothing, shoes, home goods and other consumer products. Unifi continually innovates to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water repellency and enhanced softness with leading products such as Sorbtek®, XS™ Cross Section technology and Cotton-like™ technology. Unifi collaborates with many of the world’s most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations to Adjusted Results to Follow

Unifi Announces Third Quarter Fiscal 2018 Results	4

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 25, 2018	June 25, 2017
ASSETS
Cash and cash equivalents	$40,576	$35,425
Receivables, net	87,427	81,121
Inventories	121,293	111,405
Other current assets	17,823	15,686
Total current assets	267,119	243,637

Property, plant and equipment, net	203,713	203,388
Investments in unconsolidated affiliates	112,249	119,513
Other non-current assets	7,811	4,965
Total assets	$590,892	$571,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other current liabilities	$59,423	$58,994
Current portion of long-term debt	17,076	17,060
Total current liabilities	76,499	76,054
Long-term debt	108,558	111,382
Other long-term liabilities	15,754	23,261
Total liabilities	200,811	210,697

Total Unifi, Inc. shareholders’ equity	390,081	360,806
Non-controlling interest	—	—
Total shareholders’ equity	390,081	360,806
Total liabilities and shareholders’ equity	$590,892	$571,503

Unifi Announces Third Quarter Fiscal 2018 Results	5

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	March 25, 2018	March 26, 2017	March 25, 2018	March 26, 2017
Net sales	$165,867	$160,896	$497,587	$476,020
Cost of sales	149,311	139,766	435,063	409,213
Gross profit	16,556	21,130	62,524	66,807
Selling, general and administrative expenses	13,846	13,000	41,335	37,278
Provision (benefit) for bad debts	27	(92)	(104)	(554)
Other operating expense (income), net	1,100	(885)	1,763	(636)
Operating income	1,583	9,107	19,530	30,719
Interest income	(182)	(126)	(444)	(455)
Interest expense	1,187	825	3,562	2,431
Loss on sale of business	—	—	—	1,662
Equity in earnings of unconsolidated affiliates	(544)	(1,600)	(3,842)	(2,073)
Income before income taxes	1,122	10,008	20,254	29,154
Provision (benefit) for income taxes	946	831	(684)	6,481
Net income including non-controlling interest	176	9,177	20,938	22,673
Less: net loss attributable to non-controlling interest	—	—	—	(498)
Net income attributable to Unifi, Inc.	$176	$9,177	$20,938	$23,171

Net income attributable to Unifi, Inc. per common share:
Basic	$0.01	$0.50	$1.15	$1.28
Diluted	$0.01	$0.50	$1.12	$1.26

Weighted average common shares outstanding:
Basic	18,309	18,210	18,275	18,105
Diluted	18,701	18,493	18,617	18,420

Unifi Announces Third Quarter Fiscal 2018 Results	6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	March 25, 2018	March 26, 2017
Cash and cash equivalents at beginning of year	$35,425	$16,646
Operating activities:
Net income including non-controlling interest	20,938	22,673
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(3,842)	(2,073)
Distributions received from unconsolidated affiliates	11,226	1,500
Depreciation and amortization expense	16,844	14,887
Loss on sale of business	—	1,662
Deferred income taxes	(8,441)	6,305
Other, net	4,698	325
Changes in assets and liabilities	(16,434)	(15,993)
Net cash provided by operating activities	24,989	29,286

Investing activities:
Capital expenditures	(17,091)	(27,875)
Other, net	-	(179)
Net cash used in investing activities	(17,091)	(28,054)

Financing activities:
Proceeds from long-term debt	80,200	107,500
Payments on long-term debt	(83,286)	(98,568)
Other, net	(378)	3,356
Net cash (used in) provided by financing activities	(3,464)	12,288

Effect of exchange rate changes on cash and cash equivalents	717	65
Net increase in cash and cash equivalents	5,151	13,585
Cash and cash equivalents at end of period	$40,576	$30,231

Unifi Announces Third Quarter Fiscal 2018 Results	7

BUSINESS SEGMENT INFORMATION

(Unaudited)

(Dollars in thousands)

Changes in net sales for each reportable segment of the Company are as follows:

	For the Three Months Ended
	March 25, 2018	March 26, 2017	Change ($)	Change (%)
Polyester	$88,763	$90,267	$(1,504)	-1.7%
Nylon	24,036	26,987	(2,951)	-10.9%
International	51,989	42,345	9,644	22.8%
All Other	1,079	1,297	(218)	-16.8%
Consolidated	$165,867	$160,896	4,971	3.1%

	For the Nine Months Ended
	March 25, 2018	March 26, 2017	Change ($)	Change (%)
Polyester	$266,817	$261,623	$5,194	2.0%
Nylon	75,966	83,784	(7,818)	-9.3%
International	151,694	126,557	25,137	19.9%
All Other	3,110	4,056	(946)	-23.3%
Consolidated	$497,587	$476,020	21,567	4.5%

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income attributable to Unifi, Inc. to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended		For the Nine Months Ended
	March 25, 2018	March 26, 2017	March 25, 2018	March 26, 2017
Net income attributable to Unifi, Inc.	$176	$9,177	$20,938	$23,171
Interest expense, net	1,005	699	3,118	1,945
Provision (benefit) for income taxes	946	831	(684)	6,481
Depreciation and amortization expense	5,617	5,067	16,566	14,463
EBITDA	7,744	15,774	39,938	46,060

Equity in earnings of PAL	(479)	(1,345)	(2,957)	(914)
EBITDA excluding PAL	7,265	14,429	36,981	45,146

Loss on sale of business (1)	—	—	—	1,662
Adjusted EBITDA	$7,265	$14,429	$36,981	$46,808

(1)	For the nine months ended March 26, 2017, the Company incurred a loss on the sale of its historical investment in Repreve Renewables, LLC of $1,662.

Note: Amounts presented in the reconciliations above may not be consistent with amounts included in the Company’s condensed consolidated financial statements. Any such inconsistencies are insignificant and are integral to the reconciliations.

Unifi Announces Third Quarter Fiscal 2018 Results	8

Adjusted Net Income and Adjusted EPS

In fiscal 2018, the Company discontinued calculating current period and historical Adjusted EPS using basic weighted average common shares outstanding and began calculating Adjusted EPS using diluted weighted average common shares outstanding.

The tables below set forth reconciliations of (i) Income before income taxes (“Pre-tax Income”), Provision (benefit) for income taxes (“Tax Impact”) and Net income attributable to Unifi, Inc. (“Net Income”) to Adjusted Net Income and (ii) Diluted Earnings Per Share (“Diluted EPS”) to Adjusted EPS. There are no reconciliation adjustments applicable to the three month periods ended March 25, 2018 and March 26, 2017.

	For the Nine Months Ended March 25, 2018				For the Nine Months Ended March 26, 2017
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax Income	Tax Impact	Net Income	Diluted EPS
GAAP results	$20,254	$684	$20,938	$1.12	$29,154	$(6,481)	$23,171	$1.26
Certain tax valuation allowance reversal (1)	—	(3,807)	(3,807)	(0.20)	—	—	—	—
Loss on sale of business (2)	—	—	—	—	1,662	—	1,662	0.09
Adjusted results	$20,254	$(3,123)	$17,131	$0.92	$30,816	$(6,481)	$24,833	$1.35

Diluted weighted average common shares outstanding				18,617				18,420

(1)

For the nine months ended March 25, 2018, UNIFI reversed a $3,807 valuation allowance on certain historical net operating losses in connection with a tax status change unrelated to the federal tax reform legislation signed into law in December 2017.

(2)

For the nine months ended March 26, 2017, UNIFI incurred a loss on the sale of its historical investment in Repreve Renewables, LLC of $1,662.  There was no tax impact for this transaction as the loss was non-deductible.

Unifi Announces Third Quarter Fiscal 2018 Results	9

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (collectively, the “non-GAAP financial measures”).

•	EBITDA represents Net income attributable to Unifi, Inc. before net interest expense, income tax expense, and depreciation and amortization expense.
•	Adjusted EBITDA represents EBITDA adjusted to exclude equity in earnings of PAL and, from time to time, certain other adjustments necessary to understand and compare the underlying results of UNIFI.
•

Adjusted Net Income represents Net income attributable to Unifi, Inc. calculated under GAAP, adjusted to exclude the approximate after-tax impact of certain income or expense items (as well as specific impacts to the provision for income taxes) necessary to understand and compare the underlying results of UNIFI. Adjusted Net Income excludes certain amounts which management believes do not reflect the ongoing operations and performance of UNIFI.

•	Adjusted EPS represents Adjusted Net Income divided by UNIFI’s diluted weighted average common shares outstanding.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures. When applicable, management’s discussion and analysis includes specific consideration for items that comprise the reconciliations of its non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect UNIFI’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations and is relevant to our fixed charge coverage ratio. Equity in earnings of PAL is excluded from Adjusted EBITDA because such earnings do not reflect our operating performance.

Management uses Adjusted Net Income and Adjusted EPS (i) as measurements of net operating performance because they assist us in comparing such performance on a consistent basis, as they remove the impact of (a) items that we would not expect to occur as a part of our normal business on a regular basis and (b) components of the provision for income taxes that we would not expect to occur as a part of our underlying taxable operations; (ii) for planning purposes, including the preparation of our annual operating budget; and (iii) as measures in determining the value of other acquisitions and dispositions.

Historically, the non-GAAP financial measures aimed to exclude the impact of the non-controlling interest in Repreve Renewables, LLC, while the consolidated amounts for such entity were required to be included in UNIFI’s financial amounts reported under GAAP.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

Unifi Announces Third Quarter Fiscal 2018 Results	10

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the financial condition and results of operations of UNIFI that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  Examples of forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to:  the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where UNIFI competes, including economic and political factors over which UNIFI has no control; changes in consumer spending, customer preferences, fashion trends and end-uses for products; the financial condition of UNIFI’s customers; the loss of a significant customer; the success of UNIFI’s strategic business initiatives; volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; employee relations; the impact of environmental, health and safety regulations; the operating performance of joint ventures and other equity investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on UNIFI.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in UNIFI’s most recent annual report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by UNIFI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

Unifi Announces Third Quarter Fiscal 2018 Results	11